Kayne Anderson Energy Development Company Announces Financial Results for the Quarter Ended May 31, 2007

HOUSTON, TX -- 07/10/2007 -- (NYSE: KED) Kayne Anderson Energy Development Company (the "Company") today announced its financial results for the quarter ended May 31, 2007.

HIGHLIGHTS

--  On July 9, 2007, the Company declared a dividend of $0.40 per share for the quarter ended May 31, 2007.
--  Net asset value: $25.52 per share as of May 31, 2007
--  As of May 31, 2007, the Company had invested 73% of its net assets
--  Net investment income: $1.6 million
--  Net realized gains: $2.2 million
--  Net unrealized gains: $4.5 million
--  Net increase in net assets from operations: $8.3 million
--  Number of publicly traded portfolio companies: 30
--  Number of private portfolio companies: 8

"At our initial public offering, we communicated our goal of being fully invested within nine months. As of June 30, 2007, we have now invested more than 100% of our net assets in portfolio companies that meet our investment objectives. We are delighted with the investment opportunities that we have seen," said Kevin S. McCarthy, Chairman and Chief Executive Officer. "We have recently entered into $200 million in credit facilities, which will enable us to continue our growth plans."

PORTFOLIO AND INVESTMENT ACTIVITY

As of May 31, 2007, the Company had long-term investments of $186.9 million and net asset value of $255.5 million. The Company's long-term investments consisted of 38 portfolio companies and totaled 33% in fixed income securities and 67% in equity securities. The Company had $67.4 million invested in short-term repurchase agreements as of May 31, 2007.

RECENT EVENTS

On June 12, 2007, the Company made a $30.0 million equity investment in International Resource Partners LP, a private limited partnership that owns coal reserves and related assets located in Central Appalachia.

On June 11, 2007, the Company made a $50.0 million equity investment in Direct Fuels Partners, L.P. a private limited partnership that owns specialty refining, storage and distribution assets based in North Texas. The refining assets are dedicated to refining transportation mixture, or transmix, into gasoline and diesel.

On June 6, 2007, the Company announced that it established two new credit facilities, each with a three-year term, totaling $200 million. The first facility, the Senior Secured Revolving Credit Facility, has initial availability of $100 million with the ability to increase availability to $250 million. The second facility, the Treasury Secured Revolving Credit Facility, permits the Company to borrow up to $100 million and invest the proceeds in U.S. government securities. The Treasury Facility provides flexibility in the size of the Company's investments.

As of May 31, 2007, including adjustments for the investments in Direct Fuels and International Resource Partners, the Company had invested approximately $74.6 million in publicly traded MLPs and MLP affiliates, $129.4 million in private MLPs, $63.0 million in fixed income securities, and $9.4 million in repurchase agreements, with average yields (including return of capital) of 5.3%, 8.6%, 12.3% and 5.1%, respectively.

NET ASSET VALUE

On September 21, 2006, the Company completed its initial public offering of 10,000,000 shares of common stock at $25.00 per share, less an underwriting discount of $1.59 per share. After underwriting discounts, offering costs and organizational expenses, the Company's net asset value was $23.32 per share.

As of May 31, 2007, the Company's NAV had increased by 9.4% from its initial NAV to $25.52 per share. Since the Company's initial public offering, the increase in Net Asset Value is due, in large part, to the increase in value of its portfolio of MLP equity securities.

DIVIDENDS

On July 9, 2007, the Company declared a dividend of $0.40 per common share for the quarter ended May 31, 2007. This dividend represents an increase of $0.08 compared to the dividend of $0.32 for the quarter ended February 28, 2007.

RESULTS OF OPERATIONS

Set forth below is an explanation of our results of operations for the quarter ended May 31, 2007.

Total investment income was $3.0 million. The Company earned dividends and distributions of $1.8 million, substantially all of which were treated as a return of capital and therefore were not reflected in investment income. Operating expenses were $1.5 million, including $1.0 million of management fees (net of fee waivers). Net investment income was $1.6 million.

The Company had net realized gains from its investments of $2.2 million.

The Company had net unrealized gains from its investments of $4.5 million which are net of deferred tax expense of $0.3 million.

The Company's net increase in net assets resulting from operations was $8.3 million. This increase was comprised of the change in net unrealized gains of $4.5 million; net realized gains of $2.2 million and net investment income of $1.6 million.

LIQUIDITY AND CAPITAL RESOURCES

The Company had approximately $67.4 and $8.2 million invested in short-term repurchase agreements as of May 31, 2007 and July 9, 2007, respectively. As of July 9, 2007, the Company had $78 million of availability under its Senior Secured Revolving Credit Facility.

CONFERENCE CALL

The Company will host a conference call at 10:00 a.m., Eastern time, on Wednesday, July 11, 2007 to discuss its results. All interested parties are welcome to participate. You can access the conference call by dialing (866) 770-7051 approximately 5-10 minutes prior to the call. International callers should dial (617) 213-8064. All callers should reference "Passcode 13651185." For the convenience of the Company's stockholders, an archived replay of the call will be available in the Investor Relations section of the Company's website (http://www.kaynebdc.com).

ABOUT KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

AVAILABLE INFORMATION

The Company's filings with the Securities and Exchange Commission, press releases and other financial information are available on the Company's website at www.kaynebdc.com.

          KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
       CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
     (amounts in 000's, except share and per share amounts)

                                                     May 31,
                                                      2007     November 30,
                                                   (Unaudited)     2006
                                                  ------------ ------------
ASSETS
  Investments, at fair value (Cost -- $166,267
   and $98,780, respectively)                     $    186,944 $    106,545
  Repurchase agreement (Cost -- $67,410 and
   $135,134, respectively)                              67,410      135,134
                                                  ------------ ------------
  Total investments (Cost -- $233,677 and
   $233,914, respectively)                             254,354      241,679
  Deposits with brokers                                    118          101
  Receivable for securities sold                         1,045          567
  Interest, dividends and distributions
   receivable                                            2,420          931
  Receivable for offering costs                              -          200
  Prepaid expenses and other assets                         65          126
                                                  ------------ ------------
    Total Assets                                       258,002      243,604
                                                  ------------ ------------

LIABILITIES
  Investment management fee payable, net of fee
   waivers                                               1,201          571
  Accrued directors’ fees and expenses                      74           63
  Deferred tax liability                                   252            -
  Accrued expenses and other liabilities                   952        1,056
                                                  ------------ ------------
    Total Liabilities                                    2,479        1,690
                                                  ============ ============
NET ASSETS                                        $    255,523 $    241,914
                                                  ============ ============
NET ASSETS CONSIST OF
  Common stock, $0.001 par value (10,010,756
   and 10,000,060 shares issued and outstanding
   at May 31, 2007 and November 30, 2006;
   200,000,000 shares authorized at May 31,
   2007 and November 30, 2006)                    $         10 $         10
  Paid-in capital                                      233,216      233,528

  Undistributed net investment income                        -          864
  Accumulated realized gains on investments              1,658           59
  Net unrealized gains on investments                   20,327        7,765
                                                  ------------ ------------
NET ASSETS                                        $    255,523 $    241,914
                                                  ============ ============

NET ASSET VALUE PER SHARE                         $      25.52 $      24.19
                                                  ============ ============

                KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
                 CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE THREE AND SIX MONTHS ENDED MAY 31, 2007
                            (UNAUDITED)
                        (amounts in 000's)

                                                  Three Months  Six Months
                                                     Ended        Ended
                                                    May 31,      May 31,
                                                     2007         2007
                                                  -----------  -----------
INVESTMENT INCOME
  Income
     Dividends and distributions                  $     1,836  $     2,715
     Return of capital                                 (1,647)      (2,438)
                                                  ===========  ===========
     Net dividends and distributions                      189          277
                                                  ===========  ===========
     Interest                                           2,816        5,518
                                                  -----------  -----------
       Total Investment Income                          3,005        5,795
                                                  -----------  -----------
  Expenses
     Base investment management fees                    1,119        2,177
     Incentive investment management fees                 232          409
     Professional fees                                    252          408
     Directors’ fees                                       74          137
     Administration fees                                   58          114
     Insurance                                             40           78
     Custodian fees                                        17           32
     Other expenses                                        21          169
                                                  -----------  -----------
       Total Expenses -- Before Investment
        Management Fee Waivers                          1,813        3,524
     Investment management fee waivers                   (319)        (622)
                                                  -----------  -----------
       Total Expenses                                   1,494        2,902
                                                  -----------  -----------
           Net Investment Income - before income
            tax benefit                                 1,511        2,893
             Deferred income tax benefit                   57           98
                                                  -----------  -----------
           Net Investment Income                        1,568        2,991
                                                  -----------  -----------

REALIZED AND UNREALIZED GAINS
  Net Realized Gains
     Investments                                        2,243        3,144
                                                  -----------  -----------
       Net Realized Gains                               2,243        3,144
                                                  -----------  -----------

  Net Change in Unrealized Gains
     Investments                                        4,822       12,912
     Deferred income tax expense                         (336)        (350)
                                                  -----------  -----------
       Net Change in Unrealized Gains                   4,486       12,562
                                                  -----------  -----------
           Net Realized and Unrealized Gains            6,729       15,706
                                                  ===========  ===========
NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS                                       $     8,297  $    18,697
                                                  ===========  ===========

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," " intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the Company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise any forward-looking statements. There is no assurance that the Company's investment objective will be attained.

Contacts:

KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(800) 231-7414

or

Kayne Anderson Energy Development Company
(888) 533-1232